                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                              NATHAN'S FAMOUS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       11-3166443
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

1400 OLD COUNTRY ROAD, WESTBURY, NEW YORK                                11590
     (Address of principal executive offices)                         (Zip Code)

                NATHAN'S FAMOUS, INC. -- MIAMI SUBS STOCK OPTIONS
                            (Full Title of the Plan)

                            WAYNE NORBITZ, PRESIDENT
                              NATHAN'S FAMOUS, INC.
                              1400 OLD COUNTRY ROAD
                            WESTBURY, NEW YORK 11590
                     (Name and address of agent for service)

                                 (516) 338-8500
          (Telephone number, including area code, of agent for service)

                                    copy to:
                            NANCY D. LIEBERMAN, ESQ.
                     BLAU, KRAMER, WACTLAR & LIEBERMAN, P.C.
                             100 JERICHO QUADRANGLE
                             JERICHO, NEW YORK 11753
                                 (516) 822-4820

                         CALCULATION OF REGISTRATION FEE

    Title of Each                                Proposed Maximum    Proposed Maximum
 Class of Securities         Amount to be       Offering Price Per   Aggregate Offering            Amount of
  To be Registered            Registered           Security (1)          Price (1)              Registration Fee
 Common Stock,
par value $.01 per           525,590 shs.(2)         $3.2188             $1,691,743                     $447
share together with
the associated
common stock
purchase rights

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices of the Company's Common Stock on the Nasdaq National Market System on December 16, 1999.

(2) This Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the options.

                              NATHAN'S FAMOUS, INC.

                          SUMMARY OF OPTIONS GRANTED TO
                       EMPLOYEES OF MIAMI SUBS CORPORATION


         In November 1998, Nathan's Famous, Inc. acquired approximately 30% of the issued and outstanding common stock of Miami Subs Corporation. We acquired the balance of the issued and outstanding common stock of Miami Subs on September 30, 1999, pursuant to a merger agreement dated as of January 15, 1999, as amended. Under the terms of the merger agreement, we assumed the options Miami Subs had granted to current and former employees of Miami Subs employees under the Miami Subs Corporation 1990 Executive Option Plan and converted them into Nathans options. Consequently, we granted non-qualified stock options to a total of 29 persons covering a total of 525,590 shares of our common stock.

         The stock options expire on various dates from December 2000 through September 30, 2009, depending on the term of the original Miami Subs option. The options have exercise prices ranging from $3.1875 to $22.25.

         The options may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

         In the case of 15 of the optionees, if the optionee ceases to have a relationship with us as an employee, director, officer or consultant, and such relationships terminate for any reason other than death, disability, or retirement, he may, for a thirty (30) or ninety (90) day period from the date he stops having a relationship with us, exercise his options to the extent that the options were exercisable as of the date of his termination. To the extent that the optionee was not entitled to exercise an option at the date of such termination, or he does not exercise the option (which he was entitled to exercise) within the thirty day period, the option terminates. The options of the remaining 14 optionees continue to be exercisable for the balance of the option term notwithstanding the termination of their relationship with us. If the optionee retires, dies or becomes disabled while she is an employee, director, officer or consultant, the optionee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee may exercise her option at any time within the period of twelve (12) months from the date of the optionee's death. In each case the option will be exercisable only to the extent it was exercisable on the date of such termination of employment.

         In the event of a change in control (as defined in the option agreement) of our company all options become immediately and fully exercisable.

         Our reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, are incorporated by reference herein and these documents, as well as our annual report to shareholders, its latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, are available upon written or oral request from our Secretary or Treasurer, at our offices at Nathan's Famous, Inc., 1400 Old Country Road, Westbury, New York 11590. We do not intend to furnish any reports to participating employees as to the amount and status of their options.


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
                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to the options. This summary is not intended to be exhaustive. Among other things, it does not describe state, local or foreign income tax consequences.

         We understand that under present federal tax laws, the grant of stock options creates no tax consequences for an optionee or for us. Upon exercising a nonqualified stock option, the optionee must generally recognize ordinary income equal to the "spread" between the exercise price and the fair market value of the common stock on the date of exercise. The fair market value of the shares on the date of exercise will constitute the tax basis for the shares for computing gain or loss on their subsequent sale.

         Compensation that is subject to a substantial risk of forfeiture generally is not included in income until the risk of forfeiture lapses. Under current law, optionees who are either directors, officers or more than 10% stockholders are subject to the "short-swing" insider trading restrictions of
Section 16(b) of the Exchange Act of 1934. The Section 16(b) restriction is considered a substantial risk of forfeiture for tax purposes. Consequently, the time of recognition of compensation income and its amount will be determined when the restriction ceases to apply. The Section 16(b) restriction lapses six months after the date of exercise.

         Nevertheless, an optionee who is subject to the Section 16(b) restriction is entitled to elect to recognize income on the date of exercise of the option. The election must be made within 30 days of the date of exercise. If the election is made, the results are the same as if the optionee were not subject to the Section 16(b) restriction.

         If permitted by our board of directors and if the optionee pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the optionee's tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the optionee to pay the exercise price, the optionee's tax basis and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the optionee's tax basis will equal the fair market value of the share on the date of exercise and the optionee's holding period will begin on the day after the exercise date. The optionee's compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock.

         We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income. We will be required to comply with applicable federal income tax withholding and information reporting requirements with respect to the amount of ordinary compensation income recognized by the optionee. If our board of directors permits shares of common stock to be used to satisfy tax withholding, such shares will be valued at their fair market value on the date of exercise.

         When a sale of the acquired shares occurs, an optionee will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are capital assets. The capital gain or loss will be long-term capital gain or loss treatment if the shares have been held for more than 12 months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                      ACQUIRED UPON THE EXERCISE OF OPTIONS

         Miami Subs employees who receive shares of our common stock upon the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock received upon the exercise of options.

         Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or holder of ten percent (10%) or more of our common stock,
(i) acquires any of our equity securities (other than shares of common stock acquired upon the exercise of the options granted to Miami Subs employees or another of our stock option plans, if the grant is exempt from Section 16(b)), and (ii) within six months before or after such acquisition sells any of our equity securities, including common stock acquired upon the exercise of options, then the optionee will be required to repay to us any profit attributable to the two transactions. Further, reoffers and resales of common stock received upon the exercise of options granted in connection with the Miami Subs acquisition by participants who are our "affiliates" must be made pursuant to a separate prospectus or pursuant to the provisions of Rule 144 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made pursuant to this prospectus.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                  The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1999;

                  (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended June 27, 1999 and September 26, 1999;

                  (c) The Registrant's Current Report on Form 8-K dated September 30, 1999; and

                  (d) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0- 3189) including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.

                  Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

                  Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

                  If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                  If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

                  The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $10,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000. The Company has entered into Indemnification Agreements with its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an indemnitee.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on the 16th day of December, 1999.

                                       NATHAN'S FAMOUS, INC.


                                       By: s/Wayne Norbitz
                                           Wayne Norbitz
                                           President and Chief Operating Officer


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December16, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Wayne Norbitz and Ronald G. DeVos, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Nathan's Famous, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                  Signature                                   Title
                  ---------                                   -----
s/Howard M. Lorber                                            Chairman of the Board and
              Howard M. Lorber                       Chief Executive Officer

s/Wayne Norbitz                                               President, Chief Operating Officer and
              Wayne Norbitz                          Director (Principal Executive Officer)

s/Ronald G. DeVos                                             Vice President - Finance
         Ronald G. DeVos                             Chief Financial Officer and Secretary
                                                     (Principal Financial and Accounting Officer)

s/Robert J. Eide                                     Director
         Robert J. Eide

s/Barry Leistner                                     Director
         Barry Leistner

s/Donald Perlyn                                      Director
         Donald Perlyn

s/Attilio F. Petrocelli                              Director
         Attilio F. Petrocelli

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                              NATHAN'S FAMOUS, INC.






                         Form S-8 Registration Statement





                            E X H I B I T   I N D E X




                                                                                Page No. in Sequential
Exhibit                                                                         Numbering of all Pages,
Number               Exhibit Description                                        including Exhibit Pages

4             Form of Option Agreement...............................                   9

5             Opinion and Consent of Counsel.........................                   14

23.1          Consent of Counsel    .................................               See Exhibit 5

23.2          Consent of Arthur Andersen LLP ........................                   16

24            Powers of Attorney    .................................               See signature pages